UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016 (April 1, 2016)

Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36597	41-1016855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

938 University Park Boulevard, Suite 200 Clearfield, UT	84015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 779-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Refinancing of Credit Facilities

On April 1, 2016, in connection with the Action Sports Acquisition (as defined under Item 8.01 below), Vista Outdoor Inc. (“Vista”) completed a refinancing of its existing senior secured credit facilities consisting of a $400 million revolving credit facility and a $350 million term loan A (collectively, the “Existing Credit Facilities”) by entering into new senior secured credit facilities (collectively, the “New Credit Facilities”) consisting of a $400 million revolving credit facility (the “Revolving Credit Facility”) and a $640 million term loan A facility (the “Term Loan A Facility”).

New Credit Facilities

To effect the refinancing, Vista entered into an Amended and Restated Credit Agreement dated as of April 1, 2016 (the “Amended and Restated Credit Agreement”), among Vista, the lenders party thereto, the swing line lenders party thereto, the L/C issuers party thereto and Bank of America, N.A., as administrative agent. The Amended and Restated Credit Agreement amends and restates Vista’s existing Credit Agreement dated December 19, 2014 (the “Existing Credit Agreement”). The Existing Credit Facilities under the Existing Credit Agreement were replaced with the New Credit Facilities and all letters of credit outstanding under the Existing Credit Agreement were deemed to have been issued under the Amended and Restated Credit Agreement.

The New Credit Facilities have a scheduled maturity date of April 1, 2021 (the “Maturity Date”).  The loans under the Term A Loan Facility are subject to quarterly principal payments of 1.25% of the initial principal amount of the Term A Loan Facility with the remaining balance due on the Maturity Date.  There are no scheduled principal payments under the Revolving Credit Facility.  Any outstanding revolving loans under the Revolving Credit Facility will be payable in full on the Maturity Date.  In addition, the Amended and Restated Credit Agreement provides for mandatory principal prepayments of loans outstanding under the Amended and Restated Credit Agreement under certain circumstances as described therein.

The Amended and Restated Credit Agreement permits Vista to utilize up to $100 million of the Revolving Credit Facility for the issuance of letters of credit and up to $25 million for swing line loans.  Vista has the option to incur additional term loans and/or increase the amount of the Revolving Credit Facility in an aggregate principal amount for all such incremental term loans and increases of the Revolving Credit Facility of up to the sum of (x) $300 million plus (y) an amount such that Vista’s Consolidated Senior Secured Leverage Ratio would not be greater than 2.00 to 1.00, in each case, to the extent that any one or more lenders, whether or not currently party to the Amended and Restated Credit Agreement, commits to be a lender for such amount.

Borrowings under the Amended and Restated Credit Agreement bear interest at a rate equal to either the sum of a base rate plus a margin ranging from 0.50% to 1.00% or the sum of a Eurodollar rate plus a margin ranging from 1.50% to 2.00%, with either such margin varying according to Vista’s Consolidated Leverage Ratio.  Vista is also required to pay a commitment fee in respect of unused commitments under the Revolving Credit Facility, if any, at a rate ranging from 0.25% to 0.35% per annum depending on Vista’s Consolidated Leverage Ratio.  The initial margin under the Amended and Restated Credit Agreement is 0.75% for base rate loans and 1.75% for Eurodollar rate loans and the initial commitment fee rate is 0.30% per annum.

Substantially all domestic tangible and intangible assets of Vista and its subsidiaries are or will be pledged as collateral to secure the obligations under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary covenants limiting the ability of Vista and its subsidiaries to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase Vista stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets.  In addition, the Amended and Restated Credit Agreement contains financial covenants requiring Vista to maintain a Consolidated Leverage Ratio of not more than 3.5 to 1.0 (subject to certain adjustments in the case of certain acquisitions) and a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0.  If Vista does not comply with the covenants in the Amended and Restated Credit Agreement the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding under the New Credit Facilities.

The foregoing description of the New Credit Facilities is qualified in its entirety by reference to the actual terms of the Amended and Restated Credit Agreement.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Amended and Restated Credit Agreement. A copy of the Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective April 1, 2016, Vista entered into the Amended and Restated Credit Agreement more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On April 4, 2016, Vista issued a press release announcing the completion of its acquisition of BRG Sports Inc.’s (“BRG Sports”) Action Sports division (the “Action Sports Acquisition”), which was operated by Bell Sports Corp., pursuant to the Stock Purchase Agreement dated as of February 25, 2016. Vista paid a purchase price of $400 million with additional contingent consideration payable if incremental profitability growth milestones within the Bell Powersports product line are achieved. Vista financed the Action Sports Acquisition through a combination of cash on hand, drawings on the Revolving Credit Facility and increased Term Loan A Facility borrowings of approximately $300 million.  The press release announcing the completion of the Action Sports Acquisition is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of April 1, 2016, among Vista Outdoor Inc., the lenders party thereto, the swing line lenders party thereto, the L/C issuers party thereto and Bank of America, N.A., as administrative agent.

99.1	Press Release of Vista Outdoor Inc. dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

By:	/s/ Stephen Nolan
	Name:	Stephen Nolan
	Title:	Executive Vice President and Chief Financial Officer

Date: April 4, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of April 1, 2016, among Vista Outdoor Inc., the lenders party thereto, the swing line lenders party thereto, the L/C issuers party thereto and Bank of America, N.A., as administrative agent.

99.1	Press Release of Vista Outdoor Inc. dated April 4, 2016.